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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 33-65493

PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS DATED JANUARY 22, 1996)
(as supplemented by Prospectus Supplements dated February 28, 1996, April 18, 1996, May 28, 1996, June 5, 1996, June 17, 1996, June 20, 1996, June 25, 1996,
June 28, 1996, July 10, 1996, July 26, 1996, August 20, 1996, September 17,
1996, September 24, 1996, October 18, 1996, November 14, 1996, December 20, 1996, January 3, 1997 and January 9, 1997)

                           TELE-COMMUNICATIONS, INC.
           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)
      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

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     The following Selling Stockholder sold shares of the Company's
Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") and Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("LBTYA") on the dates, in the amounts and at the prices set forth below:

     On January 8, 1997, Marshall Naify as trustee under the Michael S. Naify 1963 Trust (the "Trust") sold 5,616 shares of TCOMA at $14.75 per share and 1,404 shares of LBTYA at $28 per share.

     All 5,616 shares of TCOMA and 1,404 shares of LBTYA were sold by the Selling Stockholder mentioned above to Montgomery Securities, as principal. No commission or other compensation was paid to Montgomery Securities in connection with such sales.

     Immediately following the sales described above, Marshall Naify as trustee under the Trust beneficially owned (a) 224,380 shares of TCOMA and 56,095 shares of LBTYA issuable upon conversion of Notes, which represent less than 1% of the outstanding shares of TCOMA and LBTYA, respectively.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is January 13, 1997